CERTIFICATE OF

THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

RLJ ENTERTAINMENT, INC.

Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of RLJ Entertainment, Inc., a Nevada corporation, does hereby certify as follows:

A.The board of directors of the corporation has duly adopted resolutions proposing to amend and restate the articles of incorporation of the corporation as set forth below, declaring such amendment and restatement to be advisable and in the best interests of the corporation.

B.The amendment and restatement of the articles of incorporation as set forth below has been approved by a majority of the voting power of the stockholders of the corporation.

C.This certificate sets forth the text of the articles of incorporation of the corporation, as amended and restated in their entirety to this date, as follows:

THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

RLJ ENTERTAINMENT, INC.

ARTICLE I
NAME

The name of the corporation is RLJ Entertainment, Inc. (the “Corporation”).

ARTICLE II
purpose

The Corporation is formed for the purpose of engaging in any lawful activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE III
AUTHORIZED CAPITAL STOCK

A.The total authorized capital stock of the Corporation shall consist of (i) One Thousand (1,000) shares of common stock, par value $0.001 per share (“Common Stock”), and (ii) Fifty Thousand (50,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

B.Except as otherwise provided by the Nevada Revised Statutes (“NRS”), a record holder of Common Stock shall be entitled to one vote for each share of Common Stock so held.  No holder of Common Stock shall have the right to cumulate votes.  The holders of Common Stock shall not have any conversion, redemption or preemptive rights.  Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to the Corporation’s articles of incorporation, including any certificate of designation relating to any series of Preferred Stock, that affects only the terms of one or more outstanding series of Preferred Stock if the holders of the affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote on such amendment pursuant to the articles of incorporation, including any certificate of designation relating to any series of Preferred Stock, or pursuant to the NRS.  Except as otherwise required by law or the articles of incorporation (including any certificate of designation relating to any series of Preferred Stock), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.  Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by the articles of incorporation or the NRS, the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors of the Corporation (the “Board of Directors”) out of assets legally available therefor.  Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held.

C.The Board of Directors is hereby vested, to the fullest extent permitted under the NRS, with the authority to designate from time to time, by duly adopted resolution(s) and the filing with the Nevada Secretary of State of a corresponding certificate of designation, one or more series of the Preferred Stock, to fix the number of shares constituting such series and to prescribe the voting powers, designations, preferences, qualifications, limitations, restrictions and relative, participating, optional and other rights of such series.  Any such resolution and certificate of designation prescribing a series of Preferred Stock must include a distinguishing designation for such series.  Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by the articles of incorporation, including the certificate of designation relating to such series of Preferred Stock, or the NRS.  To the extent provided in the certificate of designation relating to a series of Preferred Stock, the board of directors may increase (but not above the total number of then authorized and undesignated shares of Preferred Stock) or decrease (but not below the number of shares of that series then outstanding) the number of shares of such series.

ARTICLE IV
DIRECTORS

The members of the governing board of the Corporation are styled as directors.  The Board of Directors shall be elected in such manner as shall be provided in the bylaws of the Corporation.  The number of directors may be changed from time to time in such manner as provided in the bylaws of the Corporation.

ARTICLE V

INDEMNIFICATION; EXCULPATION

A.The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS.  If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

B.In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such directors or officers in their respective capacities as directors or officers of the Corporation must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

C.

Any repeal or modification of this Article V approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification.  In the event of any conflict between this Article V and any other article of the Corporation’s articles of incorporation, the terms and provisions of this Article V shall control.

ARTICLE VI

special provisions

Notwithstanding Article V above and without derogation of the provisions thereof, the following provisions shall be in effect through the sixth anniversary of the Effective Time (as defined in that certain Agreement and Plan of Merger dated as of July 29, 2018, by and between the Corporation, AMC Networks, Inc., a Delaware corporation (solely for purposes of Section 10.7 thereof), Digital Entertainment Holdings LLC, a Delaware limited liability company, and River Merger Sub Inc., a Nevada corporation (the “Merger Agreement”)), and shall be applicable to Indemnified Parties (defined in the Merger Agreement) and this Article VI shall not be amended, repealed or otherwise modified in any manner and shall remain in effect through the sixth anniversary of the Effective Time for the benefit of the Indemnified Parties to the fullest extent permitted under applicable Law (as defined in the Merger Agreement):

(a)A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the NRS as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

(b)(1)To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this subsection (b) or otherwise. The rights to indemnification and advancement of expenses conferred by this subsection (b) shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this subsection (b), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

(2)The rights to indemnification and advancement of expenses conferred on any indemnitee by this subsection (b) shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, the articles of incorporation or the bylaws of the Corporation, an agreement, vote of stockholders or disinterested directors, or otherwise.

(3)Any repeal or amendment of this subsection (b) by changes in law, or the adoption of any other provision of the articles of incorporation inconsistent with this subsection (b), shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(4)This subsection (b) shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE VII

INAPPLICABILITY OF CERTAIN NEVADA STATUTES

At such time, if any, as the Corporation becomes a “resident domestic corporation” (as defined in NRS 78.427), the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes.  In accordance with the provisions of NRS 78.378, the provisions of NRS 78.378 to

78.3793, inclusive, as amended from time to time, or any successor statutes, relating to acquisitions of controlling interests in the Corporation, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock.

ARTICLE VIII

SPECIAL PROVISIONS REGARDING DISTRIBUTIONS

Notwithstanding anything to the contrary in the articles of incorporation or the bylaws of the Corporation, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Third Amended and Restated Articles of Incorporation of RLJ Entertainment, Inc. as of October 31, 2018.

/s/ MIGUEL PENELLA

Name:Miguel Penella

Title:Chief Executive Officer